Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Nocturne Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value of $0.0001	457(f)(2)	6,049	$10.30	$62,304.70	(3)	0.000147600	$9.20
Fees Previously Paid	Equity	Common Stock, par value of $0.0001	457(f)(2)	44,535	$10.30	$458,710.50	(3)	0.000147600	$67.71
Fees Previously Paid	Equity	Common Stock, par value of $0.0001	457(f)(2)	21,359	$10.30	$219,997.70	(3)	$0.000147600	$32.47
Fees Previously Paid	Equity	Common Stock, par value of $0.0001	457(f)(2)	785,017	$10.30	$8,085,675.10	(3)	$0.000147600	$1,193.45
Fees Previously Paid	Equity	Common Stock, par value of $0.0001	457(f)(2)	12,789,627	$10.30	$131,733,159	(3)	$0.00011020	$14,517
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$140,590,846.10			$15,819.83
	Total Fees Previously Paid								$15,810.63
	Total Fee Offsets
	Net Fee Due								$9.20

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The number of shares of common stock of Nocturne Acquisition Corporation, par value $0.0001 per share (the “Nocturne Common Stock”), being registered includes (i) 11,848,320 shares of Nocturne Common Stock estimated to be issued to Cognos Therapeutics, Inc.’s (“Cognos”) equity holders in connection with the business combination described herein, including 161,360 shares of Nocturne Common Stock issuable to the holders of stock options of Cognos and 48,080 shares of Nocturne Common Stock issuable to the holders of warrants of Cognos, (ii) 1,150,000 shares of Nocturne Common Stock issuable in the aggregate to the holders of public rights to receive one-tenth of a share of Nocturne Common Stock, (iii) 46,500 shares of Nocturne Common Stock issuable in the aggregate to the holders of private rights to receive one-tenth of a share of Nocturne Common Stock, and (iv) 601,767 shares of Nocturne Common Stock issuable in connection with the conversion of certain of Nocturne’s related party advances and promissory notes.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Cognos is a private company, no market exists for its equity and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is the stated value of the Cognos securities expected to be exchanged in the Merger.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 and $147.60, as applicable, per $1,000,000 of the proposed maximum aggregate offering price.